Exhibit 99 (a)

    BOK Financial Reports Annual Earnings of $153 Million or $2.27 per Share
             Quarterly Earnings Totaled $35 Million, $0.53 per Share


TULSA, Okla. (Wednesday January 28, 2009) - BOK Financial Corporation reported net income for the fourth quarter of 2008 of $35.4 million, down 31% from the fourth quarter of 2007. Net income per diluted share was $0.53 for the fourth quarter of 2008 and $0.76 for the fourth quarter of 2007. Net income for 2008 was $153.2 million, down 30% from the previous year. Net income per diluted share was $2.27 for 2008 and $3.22 for 2007.

"BOK Financial ended 2008 with over $153 million in earnings, a larger reserve for credit losses and a strong capital position," said President and CEO Stan Lybarger. "BOK Financial was also the largest traditional commercial bank in the country to decline participation in the U.S. Treasury's TARP Capital Purchase Program. We increased our reserve for credit losses by $101 million during 2008, in anticipation of continued deterioration in the nation's economy and increased pressure on our customers. Despite the environment, revenues continued to increase in 2008. Total revenue increased by $111 million as a result of continued loan growth and improved margins."

Highlights of fourth quarter of 2008 included:

o Net interest revenue totaled $176.4 million, up $12.1 million over the third quarter of 2008 and $35.2 million over the fourth quarter of 2007. Net interest margin was 3.57% for the fourth quarter of 2008, 3.48% for the third quarter of 2008 and 3.22% for the fourth quarter of 2007.

o Combined reserves for credit losses totaled $248 million or 1.93% of outstanding loans at December 31, 2008, up from $209 million or 1.65% of outstanding loans at September 30, 2008. Net loans charged off and provision for credit losses were $33.7 million and $73.0 million, respectively for the fourth quarter of 2008. Net loans charged off and provision for credit losses were $20.2 million and $52.7 million, respectively for the third quarter of 2008 and $7.3 million and $13.2 million, respectively, for the fourth quarter of 2007.

o Non-performing assets totaled $342 million or 2.65% of outstanding loans and repossessed assets at December 31, 2008, up from $252 million or 1.98% of outstanding loans and repossessed assets at September 30, 2008.

o The Company's Tier 1 and tangible common equity ratios were 9.42% and 6.64%, respectively at December 31, 2008. Tier 1 and tangible common equity ratios were 9.25% and 7.16%, respectively at September 30, 2008.

o The Company elected to participate in the FDIC's Temporary Liquidity Guarantee Program. This Program provides full deposit insurance coverage of non-interest bearing, transaction deposit accounts and guarantees certain newly issued senior unsecured debt. The Company has not issued any guaranteed debt under this Program.

o The Company paid a cash dividend of $15.4 million or $0.225 per common share during the fourth quarter of 2008. On January 27, 2009, the board of directors declared a cash dividend of $0.225 per common share payable on or about February 27, 2009 to shareholders of record as of February 13, 2009.

Net Interest Revenue

Net interest revenue totaled $176.4 million for the fourth quarter of 2008, up $12.1 million or 29% annualized over the third quarter of 2008 and $35.2 million or 25% over the fourth quarter of 2007. Net interest margin was 3.57% for the fourth quarter of 2008, 3.48% for the third quarter of 2008 and 3.22% for the fourth quarter of 2007. The widening of the spread between LIBOR and the federal funds rate, which began in the third quarter of 2008 continued into the fourth quarter. LIBOR is the basis for interest earned on many of our loans. The federal funds rate is the basis for interest paid on many of our interest-bearing liabilities. The widening spread increased net interest margin by approximately 15 basis points in the fourth quarter and 8 basis points in the third quarter. This spread has largely narrowed to a historically normal level by the end of the fourth quarter.

Average earning assets for the fourth quarter of 2008 increased $767 million compared to the previous quarter, including a $230 million increase in average loans before allowance for loan losses, and a $578 million increase in average securities. Average commercial loans increased $224 million. The securities portfolio added government issued mortgage-backed securities during the fourth quarter to lock-in widening spreads.

Average other borrowed funds, which consists primarily of Federal Home Loan Bank advances, increased $597 million. Average deposits decreased $163 million during the fourth quarter of 2008. Average interest-bearing transaction accounts decreased $449 million in the fourth quarter due to falling energy prices. Interest-bearing transaction accounts had increased by $704 million over the previous three quarters as high prices provided liquidity to many of our energy-producing customers. Average time deposits increased $317 million.

Credit Quality

Non-performing assets totaled $343 million or 2.65% of outstanding loans and repossessed assets at December 31, 2008, up $90 million since September 30, 2008. Non-performing assets included $10 million of restructured residential mortgage loans guaranteed by agencies of the U.S. government and $15 million of loans and repossessed assets acquired with First United Bank in the second quarter of 2007. The Company will be reimbursed by the sellers up to $5.3 million for any losses incurred during a three-year period after the acquisition date.

"Weakness in the national economy, first seen in residential real estate in certain regions of the country is progressively spreading to other regions and other sectors of the economy," said Lybarger. "As expected, we are seeing increased signs of weakness in commercial real estate and other business sectors. We have long maintained total commercial real estate loans below 25% of our loan portfolio, which will be beneficial in the current environment."

Non-accruing commercial loans totaled $135 million or 1.82% of total commercial loans at December 31, 2008. Non-accruing commercial loans increased $29 million since September 30, 2008. Non-accruing loans in the wholesale/retail, services and healthcare sectors of the commercial loan portfolio increased $11 million, $10 million and $9 million, respectively during the fourth quarter. The distribution of non-accruing commercial loans among our various markets included $75 million in Oklahoma, $22 million in Colorado, $20 million in Texas and $11 million in Kansas City.

Non-accruing commercial real estate loans totaled $137 million or 5.08% of outstanding commercial real estate loans at December 31, 2008. Total non-accruing commercial real estate loans increased $59 million since September 30, 2008, including a $24 million increase in multifamily residential loans and a $22 million increase in loans secured by land, residential lots and residential construction properties. Non-accruing land and residential construction loans totaled $76 million or 8.21% of the respective loan portfolio sector at December 31, 2008. Other increases in non-accruing commercial real estate loans spread across all sectors of the commercial real estate loan portfolio. Non-accruing commercial real estate loans attributed to our various markets included $76 million to Arizona, $23 million to Oklahoma, $14 million to Texas, $10 million to Colorado and $8 million to New Mexico.

Our consumer credit exposure consists primarily of permanent residential mortgage loans, home equity loans and indirect automobile loans. Non-accruing permanent residential mortgage loans totaled $26 million or 2.06% of outstanding residential mortgage loans at December 31, 2008. Non-accruing home equity loans totaled $1.2 million or 0.24% of outstanding home equity loans. The distribution of non-accruing residential mortgage loans among our various markets included $10 million in Oklahoma, $8 million in Texas, $3 million in New Mexico and $3 million in Arizona.

At December 31, 2008, the distribution of our $693 million portfolio of indirect automobile loans among various markets was $434 million in Oklahoma, $170 million in Arkansas and $88 million in Texas. Approximately 3.36% of the indirect automobile loan portfolio is past due 30 days or more, including 3.25% in Oklahoma, 3.74% in Arkansas and 3.17% in Texas. At September 30, 2008, approximately 2.29% of the indirect automobile loan portfolio was past due 30 days or more. This compares to a national average of 3.06% for indirect automobile loans past due 30 days or more at September 30, 2008.

The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $248 million or 1.93% of outstanding loans and 83% of non-accruing loans at December 31, 2008. The allowance for loan losses was $233 million and the reserve for off-balance sheet credit losses was $15 million. At September 30, 2008, the combined allowance for loan losses and off-balance sheet credit losses was $209 million or 1.65% of outstanding loans and 99% of non-accruing loans.

Real estate and other repossessed assets totaled $29 million at December 31, 2008, up from $28 million at September 30, 2008. Real estate and other repossessed assets included $18 million of 1-4 family residential properties and residential land development properties, $5 million of developed commercial real estate properties, $3 million of undeveloped land and $3 million of automobiles. Real estate owned and other repossessed assets are primarily located in Texas, Colorado, Arkansas, and Oklahoma.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse. These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties. The outstanding principal balance of these loans totaled $391 million at December 31, 2008. All of these loans are to borrowers in our primary market areas, including $274 million in Oklahoma, $44 million in Arkansas, $22 million in New Mexico and $19 million in Kansas City. At December 31, 2008, approximately 3.39% of these loans are non-performing. A separate reserve for credit risk of $8.8 million is available for losses on these loans.

Securities and Derivatives

The Company's securities portfolio totaled $7.1 billion at December 31, 2008, up $364 million since September 30, 2008. The portfolio consisted primarily of mortgage-backed securities, including $5.4 billion fully backed by U.S. government agencies and $1.2 billion privately issued by publicly owned financial institutions. The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations. The Company holds no debt of corporate issuers. Net unrealized losses on the Company's portfolio of available for sale debt securities totaled $323 million at December 31, 2008. These unrealized losses were determined to be temporary based on an assessment of the underlying cash flows, collateral values and credit enhancements along with current and anticipated market conditions and the Company's intent and ability to hold the securities until their fair values recover.

Approximately $390 million of the privately issued mortgage-backed securities consisted of Alt-A mortgage loans. Approximately 82% of these securities are credit enhanced with additional collateral support and approximately 86% of our Alt-A mortgage-backed securities represents pools of fixed-rate mortgage loans. None of the adjustable rate mortgages are payment option ARMs. Approximately $252 million of the privately issued mortgage-backed securities were rated below investment grade by at least one nationally recognized rating agency. The aggregate unrealized losses on securities rated below investment grade totaled $92 million at December 31, 2008.

The securities portfolio also included $32 million of preferred stocks issued by seven financial institutions. None of these institutions is in default and all of the issuers are rated investment grade. The fair value of these preferred stocks was $22 million at December 31, 2008. Based on an assessment of current and anticipated market conditions, the Company determined that the $11 million of unrealized losses on these securities were temporary.

The Company also has a portfolio of derivative contracts held for customer risk-management programs and internal interest rate risk management programs. At December 31, 2008, the fair value of all asset contracts totaled $453 million, net of cash margin held by the Company. The largest net amount due from a single counterparty, a subsidiary of an international energy company, to these contracts at December 31 was $64 million. Letters of credit issued by independent financial institutions further reduce our exposure to this customer to $14 million.

Net losses on securities, derivatives and mortgage servicing rights totaled $8.5 million for the fourth quarter of 2008, compared with net gains of $915 thousand for the third quarter of 2008 and net losses of $8.1 million for the fourth quarter of 2007.

                                                                   Quarter Ended

                                                  December 31       September 30            December 31
                                                    2008                2008                    2007
                                                    ----               -----                    ----

Gain on available
  for sale securities                            $  5,067              $    917               $1,102
Other than temporary impairment
  of preferred stocks                                   -                     -               (8,641)
Gain (loss) on derivative contracts                (2,219)                4,366                1,529
Gain on mortgage hedge
  securities                                       15,089                 1,186                1,288
Loss on change in fair value
  of mortgage servicing rights                    (26,432)               (5,554)              (3,344)
                                                  --------               -------             -------
Loss on mortgage servicing rights
  net of mortgage hedge securities                (11,343)               (4,368)              (2,056)
                                                  -------                -------              -------
Net gain (loss) on securities, derivatives
  and mortgage servicing rights                   $(8,495)             $    915              $(8,066)
                                                  =======                =======              =======

The fair value of our mortgage servicing rights was $43 million at December 31, 2008. During the fourth quarter of 2008, the fair value of mortgage servicing rights declined by $26.4 million due largely to a significant increase in anticipated prepayment speeds in response to government programs to lower mortgage interest rates. We maintain a portfolio of mortgage-backed securities as an economic hedge against changes in the fair value of our servicing rights. However, disconnection between current yields on these securities and current commitment rates for mortgage loans limited the effectiveness of the economic hedge.


Liquidity and Capital

The Company maintains diverse sources of liquidity, including deposits, federal funds purchased from other banks and borrowings from the Federal Home Loan Banks. Liquidity improved during the fourth quarter by decreasing net amounts funded into margin accounts to support customer derivative contracts by $311 million and increasing deposit account balances by $396 million. The decrease in net amounts funded into margin accounts was due to effect of lower energy prices on the fair value of derivative contracts. Time deposits increased by $366 million due primarily to a $209 million increase in deposits placed by other financial institutions through the CDARS deposit program and a $150 million increase in retail time deposits. Increased liquidity funded a $337 million net increase in the available for sale securities portfolio, net loan growth of $196 million and a $197 million reduction in borrowed funds.

Net loan growth consisted of a $138 million increase in commercial loans and an $83 million increase in residential mortgage loans, partially offset by a $13 million decrease in commercial real estate loans and a $12 million decrease in consumer loans. The outstanding balance of energy loans increased $212 million, partially offset by decreases in the manufacturing, agriculture and wholesale/retail sectors. Residential construction and land development loans decreased $42 million, largely offset by growth in the multifamily residential sector of the commercial real estate loan portfolio.

The Company elected to participate in the FDIC's Temporary Liquidity Guaranty Program. This program provides deposit insurance coverage for the full amount of customer funds in non-interest bearing, transaction accounts through the end of 2009. It also fully guarantees certain debt issued on or before June 30, 2009 through the earlier of maturity of the debt or June 30, 2012.

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at December 31, 2008. The Company's Tier 1 and tangible common equity ratios were 9.42% and 6.64%, respectively, at December 31, 2008. The decrease in tangible common equity ratio was due primarily to an increase in temporary unrealized losses on available for sale securities. Tier 1 and tangible common equity ratios were 9.25% and 7.16%, respectively, at September 30, 2008. In addition, the Company's total capital ratio was 12.84% at December 31, 2008 and 12.55% at September 30, 2008. The Company maintained its cash dividend of $0.225 per common share during the fourth quarter.

The Company evaluated the U.S. Treasury's TARP Capital Purchase Program. The TARP program allows participating banks to increase capital by issuing preferred stock and common stock warrants to the U.S. government. The Company elected not to participate in the TARP program.


Fees and Commission Revenue

Fees and commissions revenue totaled $109.9 million for the fourth quarter of 2008, $126.7 million for the third quarter of 2008, and $113.4 million for the fourth quarter of 2007. The $16.8 million reduction in fees and commissions revenue from the previous quarter was due primarily to a $7.3 million decrease in brokerage and trading revenue, a $3.0 million decrease in trust fees and a $1.6 million decrease in fees earned on margin assets. Brokerage and trading revenue for the third quarter of 2008 included a $6.7 million net partial recovery of losses on derivative contracts with two bankrupt counterparties that did not recur in the fourth quarter. The fair value of trust assets at December 31, 2008 decreased $2.8 billion or 8% compared with September 30, 2008. The fair value of trust assets is a primary driver of trust fees. Average margin assets, which are held primarily as part of the Company's customer derivative programs, totaled $121 million in the fourth quarter of 2008 and $532 million in the third quarter of 2008. An increase in net interest revenue due to lower funding costs offset the decrease in revenue from margin assets.

Operating Expenses

Operating expenses totaled $185.4 million for the fourth quarter of 2008, up $21.2 million over the preceding quarter. Excluding changes in the fair value of mortgage servicing rights, operating expenses increased $274 thousand over the third quarter of 2008. Personnel expense increased $146 thousand. Lower incentive compensation largely offset growth in salary expense. In addition, the Company reversed a $1.7 million charge for its obligation to support a settlement of litigation between Visa, Inc and Discover Financial Services initially recognized in the third quarter of 2008.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of December 31, 2008 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.